SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2004

TEAMSTAFF, INC.
(Exact name of Registrant as specified in charter)

New Jersey	0-18492	22-1899798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Atrium Drive, Somerset, N.J.	08873
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (732) 748-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets

On Friday, November 5, 2004, TeamStaff's medical staffing subsidiary, TeamStaff Rx, Inc.entered into a definitive agreement to acquire the assets of the medical staffing business of Nursing Innovations, Inc., a Memphis, Tennessee-based provider of travel and per diem nurses.

Closing of the transaction was completed effective on November 14, 2004. The terms of the agreement provide for TeamStaff Rx to acquire certain assets and goodwill from Nursing Innovations and its primary shareholder. The combined purchase price is approximately $1.8 million, of which $180,000 will be held in an escrow account for a period of one year to provide security for the sellers' indemnification obligations. The purchase price is subject to downward adjustment based upon the percentage of former Nursing Innovation business that successfully transfers to TeamStaff Rx. In addition, there are certain deferred purchase price provisions which may increase the total purchase price based upon on the performance of the former Nursing Innovations business during the two years following closing of the transaction.

A copy of the press release announcing the closing as released on November 15, 2004 is attached as an Exhibit to this filing.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information

None

(c)	Exhibits

10.1	Form of Asset Purchase Agreement by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and Teamstaff Rx, Inc. dated as of November 5, 2004
10.2	Form of Agreement for Sale of Goodwill dated as of November 5, 2004 by and between William Lee Booth and TeamStaff Rx, Inc.
10.3	Form of Client Transfer Agreement as of November 14, 2004, by and among Nursing Innovations, Inc., Vitriarc, Inc., and William L. Booth and TeamStaff, Rx Inc.
99.1	Press Release dated as of November 15, 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2004	TEAMSTAFF, INC. (Registrant)
By: /s/ Edmund C. Kenealy Edmund C. Kenealy, Vice President, General Counsel and Secretary